MIND C.T.I. LTD.
(An Israeli Corporation)
2009 CONSOLIDATED FINANCIAL STATEMENTS

MIND C.T.I. LTD.
(An Israeli Corporation)
2009 CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	F-2
REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	F-3
CONSOLIDATED FINANCIAL STATEMENTS:
Balance sheets	F-4
Statements of operations	F-5
Statements of changes in shareholders’ equity	F-6
Statements of cash flows	F-7
Notes to financial statements	F-9

The amounts are stated in U.S. dollars ($) in thousands.

MIND C.T.I. LTD. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
MIND C.T.I.

We have audited the accompanying consolidated balance sheet of MIND C.T.I. ("the Company") and its subsidiaries as of December 31, 2009 and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2009 and the consolidated results of their operations and their cash flows for the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
May 20, 2010

Kesselman & Kesselman Certified Public Accountants (Isr.) Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of
MIND C.T.I. LTD.

We have audited the consolidated balance sheets of Mind C.T.I. Ltd. (the “Company”) and its subsidiaries as of December 31, 2008 and the consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/Kesselman & Kesselman
Tel Aviv, Israel	Kesselman & Kesselman
March 9, 2009	Certified Public Accountants (Isr.)

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	U.S. $ in thousands
Assets
CURRENT ASSETS (note 10):
Cash and cash equivalents (note 10a)	$15,995	$9,722
Short term bank deposits	2,183	-
Accounts receivable (note 10b):
Trade	1,246	3,462
Other	201	275
Prepaid expenses	91	36
Deferred cost of revenues	141	124
Other current assets	34	80
Total current assets	19,891	13,699

INVESTMENTS AND OTHER NON CURRENT ASSETS:
Severance pay fund (note 6)	1,208	657
Long-term investment (note 10c)	-	941
Deferred cost of revenues	125	467
Deferred income tax (note 9d)	-	69
PROPERTY AND EQUIPMENT, net of accumulated depreciation
And amortization (note 3)	1,043	1,287
INTANGIBLE ASSETS, net of accumulated amortization (note 5)	655	917
GOODWILL (note 4)	6,029	5,965
Total assets	$28,951	$24,002

Liabilities and shareholders’ equity
CURRENT LIABILITIES (note 10):
Accounts payable and accruals:
Trade	$450	$466
Other (note 10d)	1,581	1,720
Deferred revenues	2,545	1,845
Total current liabilities	4,576	4,031
LONG TERM LIABILITIES :
Deferred revenues	216	239
Employee rights upon retirement (note 6)	1,472	1,298
Total liabilities	6,264	5,568

SHAREHOLDERS’ EQUITY (note 8):
Share capital	54	54
Additional paid-in capital	39,105	53,742
Differences from translation of foreign currency financial statements of a subsidiary	(1,052)	(1,324)
Treasury shares	(2,800)	(1,631)
Accumulated deficit	(12,620)	(32,407)
Total shareholders’ equity	22,687	18,434
Total liabilities and shareholders’ equity	$28,951	$24,002

The accompanying notes are an integral part of the financial statements.

MIND C.T.I. LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2009	2008	2007
	U.S. dollars in thousands, except per share data

REVENUES (note 11a):
Sales of licenses	$6,135	$6,191	$5,903
Services	11,439	13,282	12,544
	17,574	19,473	18,447
COST OF REVENUES	6,413	6,126	5,784
GROSS PROFIT	11,161	13,347	12,663
RESEARCH AND DEVELOPMENT EXPENSES (note 11b)	4,448	6,163	5,714
SELLING AND MARKETING EXPENSES (note 11c)	2,220	3,320	3,846
GENERAL AND ADMINISTRATIVE EXPENSES (note 11d)	2,324	2,475	1,845
IMPAIRMENT OF GOODWILL (note 4)		3,498
IMPAIRMENT OF INTANGIBLE ASSET (note 5)		185
OPERATING INCOME (LOSS)	2,169	(2,294)	1,258
FINANCIAL INCOME (EXPENSES):
AUCTION RATE SECURITIES SETTLEMENT(note 11e)	18,500
IMPAIRMENT OF AUCTION RATE SECURITIES (note 10c)	(941)	(4,172)	(15,187)
OTHER FINANCIAL INCOME - net (note 11f)	256	568	2,082
INCOME (LOSS) BEFORE TAXES ON INCOME	19,984	(5,898)	(11,847)
TAXES ON INCOME (note 9)	197	525	108
NET INCOME (LOSS) FOR THE YEAR	$19,787	$(6,423)	$(11,955)

EARNINGS (LOSS) PER ORDINARY SHARE (note 11g)-
Basic and diluted	$1.04	$(0.30)	$(0.55)
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
USED IN COMPUTATION OF EARNINGS (LOSS)
PER ORDINARY SHARE – IN THOUSANDS (note 11g):
Basic	19,012	21,473	21,586
Diluted	19,012	21,473	21,586

The accompanying notes are an integral part of the financial statements.

MIND C.T.I. LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Differences from
				translation of foreign
	Share capital		Additional	currency financial
	Number of		paid-in	Accumulated	Accumulated	Treasury
	outstanding shares	Amount	capital	deficit	deficit	shares	Total
	In thousands	U.S. dollars in thousands
BALANCE AS OF JANUARY 1, 2007	21,547	$54	$59,872		$(12,067)		$47,859
CHANGES DURING 2007:
Translation adjustments				$(141)			(141)
Loss					(11,955)		(11,955)
Total comprehensive loss							(12,096)
Dividend paid			(2,356)		(1,962)		(4,318)
Employees share based compensation
expenses			269				269
Employee stock options exercised	47	*	95				95
BALANCE AS OF DECEMBER 31, 2007	21,594	54	57,880	(141)	(25,984)		31,809
CHANGES DURING 2008:
Translation adjustments				(1,183)			(1,183)
Loss					(6,423)		(6,423)
Total comprehensive loss							(7,606)
Dividend paid (note 8b)			(4,319)				(4,319)
Employees share based compensation
expenses			181				181
Cost of acquisition of treasury shares	(2,100)	*				$(1,631)	(1,631)
BALANCE AS OF DECEMBER 31, 2008	19,494	54	53,742	(1,324)	(32,407)	(1,631)	18,434
CHANGES DURING 2009:
Translation adjustments				272			272
Net income					19,787		19,787
Total comprehensive income							20,059
Dividend paid (note 8b)			(14,780)				(14,780)
Employees share based compensation
expenses			143				143
Cost of acquisition of treasury shares	(1,065)	*				(1,169)	(1,169)
BALANCE AS OF DECEMBER 31, 2009	18,429	$54	$39,105	$(1,052)	$(12,620)	$(2,800)	$22,687

* Represents an amount less than $ 1,000.
The accompanying notes are an integral part of the financial statements.

(Continued - 1)
MIND C.T.I. LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$19,787	$(6,423)	$(11,955)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Auction rate securities settlement	(18,500)
Depreciation and amortization	778	1,088	950
Impairment of auction rate securities	941	4,172	15,187
Impairment of goodwill		3,498
Impairment of intangible asset		185
Deferred income taxes, net	113	248	78
Accrued severance pay	39	190	22
Capital loss (gain) on sale of property and equipment, net	(10)	(40)	8
Employees share based compensation	143	181	269
Realized loss on sale of marketable debentures held-to-maturity			4
Changes in operating asset and liability items:
Decrease (increase) in accounts receivable:
Trade	2,265	1,321	1,330
Other	(51)	128	8
Decrease (increase) in prepaid expenses and deferred cost of revenues	270	(463)	(17)
Decrease (increase) in inventories	2	8	(9)
Increase (decrease) in accounts payable and accruals:
Trade	(19)	(262)	156
Other	(169)	(553)	(1,127)
Increase (decrease) in deferred revenues	677	834	(233)
Net cash provided by operating activities	6,266	4,112	4,671
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities			(166,300)
Sale of marketable securities			168,800
Proceeds from settlement of auction rate securities	18,500
Purchase of property and equipment	(367)	(436)	(445)
Acquisition of subsidiaries, net of cash acquired (a)			(4,979)
Severance pay funds	(416)	(213)	(20)
Sale (acquisition) of marketable debentures held-to-maturity			9,996
Investment in short-term bank deposits	(2,183)
Proceeds from sale of property and equipment	194	207	139
Net cash provided by (used in) investing activities	15,728	(442)	7,191
CASH FLOWS FROM FINANCING ACTIVITIES:
Cost of acquisition of treasury shares	(1,169)	(1,631)
Employee stock options exercised			95
Dividend paid	(14,780)	(4,319)	(4,318)
Net cash used in financing activities	(15,949)	(5,950)	(4,223)
TRANSLATION ADJUSTMENTS ON CASH AND CASH EQUIVALENTS	228	(388)	(20)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,273	(2,668)	7,619
BALANCE OF CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR	9,722	12,390	4,771
BALANCE OF CASH AND CASH EQUIVALENTS
AT END OF YEAR	$15,995	$9,722	$12,390
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW AND NON-CASH ACTIVITIES -
Cash paid during the year for income tax	$85	$111	$111
Supplier's credit received during the year for the purchase of property, plant and equipment		$8

The accompanying notes are an integral part of the financial statements.

(Concluded - 2)
MIND C.T.I. LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2007
U.S. dollars in thousands
(a) Acquisition of subsidiaries:
Assets and liabilities of the subsidiaries upon acquisition:
Working capital (excluding cash and cash
equivalents)	$(176)
Property and equipment	239
Intangible assets	1,577
Goodwill	3,339
Cash paid – net	$4,979

The accompanying notes are an integral part of the financial statements.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	General:
1)	Nature of operations

MIND C.T.I. Ltd. (the “Company”) is an Israeli company, which together with its subsidiaries, operate in one segment, providing integrated products and services. The Company designs, develops, markets, supports, implements and operates billing and customer care systems, including consulting and managed services, primarily to wireless, wireline, next-generation service providers throughout the world. The Company also provides a call management system used by enterprises for call accounting, traffic analysis, and fraud detection.

The Company has wholly-owned subsidiaries in the United States, Romania, and U.K.

2)	Accounting principles

The consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP").

3)	Use of estimates in preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates. The most significant estimates with regard to the Company's consolidated financial statements relate to revenue recognition of products and service sales using the percentage of completion method, the valuation of auction rate securities, and the impairment of goodwill and other intangible asset.

4)	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries, except the subsidiary in the U.K. as described below, are conducted is the U.S. dollar (“dollar” or “$”).  Most of the Company’s revenues are derived from sales outside of Israel, which are denominated primarily in dollars. In addition, the majority of the Company’s cash reserves and financing activities are denominated in dollars. Thus, the functional currency of the Company and its subsidiaries is the dollar.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are re-measured into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively.  For non-dollar transactions and other items (detailed below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions: exchange rates at transaction dates or average rates; and (ii) for other items (derived from non-monetary balance sheet items, such as depreciation and amortization, etc.) - historical exchange rates.  The resulting currency translation gains or losses are carried to financial income or expenses, as appropriate.

The functional currency of the subsidiary in the U.K. is the British Pound. The financial statements of this subsidiary are included in consolidation, based on translation into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters” (formerly SFAS No. 52): assets and liabilities are translated at year-end exchange rates, while operating results items are translated at periodically average exchange rates during the year. Differences resulting from translation are presented in shareholders’ equity.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

b.	Principles of consolidation:

1)	The consolidated financial statements include the accounts of the Company and all of its subsidiaries.

2)	Inter-company balances and transactions have been eliminated in consolidation. Profits from inter-company sales, not yet realized outside the Company and its subsidiaries, have also been eliminated.

c.	Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform to the current year’s presentation.

d.	Cash equivalents

The Company and its subsidiaries consider all highly liquid investments, which include short-term bank deposits (up to three months from original date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

e.	Short-term bank deposits

Bank deposits with maturities of more than three months but less than one year are included in short-term bank deposits. Such short-term bank deposits are stated at cost.

f.	Inventories

Inventories are valued at the lower of cost or market value. Cost is determined by the “first-in, first-out” method. Most of the inventories consist of acquired hardware.

g.	Investments

The Company accounts for its investment in securities using ASC 320, “Investments – Debt and Equity Securities” (formerly SFAS No. 115).

Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date.

Investment in securities consists of investment in auction rate securities classified as available-for-sale and are recorded at fair value. The fair value of quoted securities is based on current market value. When securities do not have an active market, fair value is determined using a valuation model. Changes in fair value, net of taxes, if applicable, are reflected in other comprehensive income (loss). Unrealized losses considered to be temporary are reflected in other comprehensive income (loss); unrealized losses that are considered to be other-than-temporary are charged to income as an impairment charge (see also note 10(c)).

On April 1, 2009, the Company adopted the updated guidance as codified in ASC 320-10-65 that changed the impairment and presentation model for its available for sale debt securities. Under the updated impairment model, an other-than-temporary impairment loss is recognized in earnings if the entity has the intent to sell the debt security, or if it is more likely than not that it will be required to sell the debt security before recovery of its amortized cost basis.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

g.	Investments (continued):

However, if an entity does not expect to sell a debt security, it still needs to evaluate expected cash flows to be received and determines if a credit loss exists. In the event of a credit loss, only the amount of impairment associated with the credit loss is recognized currently in earnings. Amounts relating to factors other than credit losses are recorded in other comprehensive income (loss), net of taxes. The adoption of the updated guidance had no impact on the Company's consolidated financial position, results of operations or cash flows.

h.	Property and equipment:

1)	These assets are stated at cost less accumulated depreciation.

2)	The assets are depreciated by the straight-line method, on basis of their estimated useful life.

Annual rates of depreciation are as follows:
%
Computers and electronic equipment	15-33
(mainly 33)
Office furniture and equipment	6-7
Vehicles	15

Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

i.	Intangible assets

These assets represent technology, backlog and customer relationship acquired (see note 5), are stated at cost and amortized as follows:
Technology and customer relationship are amortized by the straight-line method over an estimated period of useful lives (Technology – 3-5 years; Customer relationship – 5 years).
Backlog is amortized according to the related revenue recognition. During 2008 and based on an impairment test, the Company recorded an impairment of approximately $185 thousand of the Customer Relationship, see also note 2.

j.	Goodwill

Goodwill reflects the excess of the purchase price of subsidiaries acquired over the fair value of net assets acquired. Under ASC 350 (formerly SFAS No. 142), goodwill is not amortized but rather tested for impairment at least annually. The Company performs annual testing for impairment of the goodwill during the third quarter of each year. During 2008 and as a result of impairment tests performed in the third and fourth quarters, the Company recorded impairment of approximately $3,498 thousand of its goodwill, see also note 4.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

k.	Income taxes:

1)
Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred income tax provisions and benefits are based on the changes in the deferred tax asset or tax liability from period to period. Valuation allowance is included in respect of deferred tax assets when it is more likely than not that such asset will not be realized.

2)
The Company adopted the provisions of Financial Accounting Standards Board (FASB) interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an Interpretation of ASC 740-10 on January 1, 2007.

l.	Revenue recognition:

The Company’s revenues consist of revenues generated from software licensing, sales of professional services, including integration and implementation, sales of third-party hardware and software, maintenance services, managed services and training.

The Company applies the provisions of Statement of ASC 985-605, "Revenue Recognition" (formerly SOP No. 97-2) and ASC 605-35, "Construction-Type and Production-Type Contracts" (formerly SOP No. 81-1), as follows:

i)	Licenses

Revenue from sale of products is recognized when delivery has occurred, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection is probable. If collection is not considered probable, revenue is recognized when the fee is collected. The Company generally does not grant a right of return on products sold to customers.

ii)	Services

The services the Company provides consist of implementation, training, hardware installation, maintenance, support and project management. All services are priced on a fixed price basis and are recognized ratably over the period in which the services are provided except services which are recognized under the percentage-of-completion method as described below.

Products are mainly supplied with maintenance for a period of one year from delivery. When revenue on sale of the products is recognized, the Company defers a portion of the sales price and recognizes it as maintenance revenue ratably over the above period. The portion of the sales price that is deferred is determined based on the fair value of the service as priced in transactions in which the Company renders maintenance solely. Where vendor specific objective evidence for fair value cannot be determined, the entire sale is being recognized over the maintenance period. Where the services are considered essential to the functionality of the software products, both the software product revenue and the revenue related to the integration and implementation services are recognized under the percentage-of-completion method in accordance with ASC 605-35. The Company generally determines the percentage-of-completion by comparing the labor performed to date to the estimated total labor required to complete the project. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified. Significant judgments and estimates are involved in determining the percent complete of each contract. Different assumptions could yield materially different results.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

l.	Revenue recognition (continued):
iii)	Managed Services

Revenues from managed services include a monthly fee for services and for right of use and are recorded as service revenues and license revenues, respectively. The monthly fee is based mainly on number of subscribers or customer’s business volume and the agreements include a minimum monthly charge. These revenues are recognized on a monthly basis. Where installation services are sold together with a managed services contract, the installation services are being recognized over the entire contract term, commencing the deployment finalization.

Deferred costs of revenues are presented net of related advances from customers.

m.	Research and development expenses

Pursuant to ASC 985-20, "Software - Costs of Software to be Sold, Leased, or Marketed" (formerly SFAS No. 86), development costs related to software products are expensed as incurred until the “technological feasibility” of the product has been established. Because of the relatively short time period between "technological feasibility" and product release, and the insignificant amount of costs incurred during such period, no software development costs have been capitalized.

n.	Allowance for doubtful accounts

The allowance is determined for specific debts doubtful of collection.

o.	Stock based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation - Stock Compensation" (formerly SFAS No. 123 (R)), which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated income statements. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule using the straight-line method over the requisite service period for the entire award, net of estimated forfeitures.

p.	Earnings (loss) per share ("EPS")

Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the year, net of treasury shares.
Diluted EPS reflects the increase in the weighted average number of shares outstanding that would result from the assumed exercise of employee stock options, calculated using the treasury-stock-method.

q.	Treasury shares

Treasury shares are presented as a reduction if shareholders' equity, at their cost to the Company, under "Treasury shares".

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Concentration of credit risks

Most of the Company’s and its subsidiaries' cash and cash equivalents as of December 31, 2009 and 2008 were deposited with Israeli, European and U.S. banks. The Company is not aware of any specific credit risks in respect of these banks.

The Company's revenues have been generated from a large number of customers. Consequently, the exposure to credit risks relating to trade receivables is limited. The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts.

s.	Fair Value Measurement

Effective January 1, 2008, the Company adopted ASC 820, "Fair Value Measurements and Disclosures" (formerly SFAS No. 157). This standard defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches, including market, income and/or cost approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•
Level 1 - Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2 - Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

For further disclosure, see note 10(c).

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

t.	Recently issued accounting pronouncements:

In May 2009, the FASB issued Statement No. 165. Statement No. 165 provides guidance on management’s assessment of subsequent events. Historically, management had relied on U.S. auditing literature for guidance on assessing and disclosing subsequent events. Statement No. 165 represents the inclusion of guidance on subsequent events in the accounting literature and is direct specifically to management, since management is responsible for preparing an entity’s financial statements. Statement No. 165 is not expected to significantly change practice because its guidance is similar to that in AU section 560, with some important modifications. The new standard clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or are available to be issued”. Management must perform its assessment for both interim and annual financial reporting periods. The company does not expect that the adoption of Statement No. 165 will have a significant impact on its financial statements.

In June 2009, the FASB issued Statement No. 168. The FASB notes that the “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, which was primarily codified into FASB Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Standards”. ASC Topic 105 has become the single source of authoritative non governmental generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. This standard reorganizes the GAAP pronouncements into accounting topics and displays them using a consistent structure. ASC Topic 105 impacts the Company’s financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification. This standard applies to the Company’s consolidated financial statement for the fiscal year ended December 31, 2009.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - ACQUISITIONS:

Omni Consulting Company Limited

On October 10, 2007, the Company acquired 100% of the shares conferring ownership and control in Omni Consulting Company Limited (“Omni”) for an aggregate consideration of $ 5,972 thousand in cash (including related expenses). In addition, subject to the achievement of agreed performance related earn-outs, the Company undertook to make payments to the sellers through the third quarter of 2009, up to a maximum of approximately $1.5 million. The earn-outs conditions were not met.

Omni provides billing and customer care software solutions to carriers. Omni was founded in 1996, and is based in Reading, U.K. The main purpose of the acquisition was to facilitate the Company in penetrating the U.K. market (see also note 11(a)2). During December 2007, Omni changed its name to MIND Software Limited.

The acquisition was accounted for using the purchase method. Based upon an appraisal, performed by management with the assistance of independent appraisers, the purchase price was allocated to those assets acquired and liabilities assumed based on the estimated fair value of those assets and liabilities as of October 10, 2007. Identifiable intangible assets, which are depreciated by the straight-line method over 5 years, consist of acquired technology in the amount of approximate $ 1,102 thousand and customer relationship in the amount of approximate $ 475 thousand. Goodwill of approximately $ 3,339 thousand represented the excess of the purchase price over the fair-value of the net tangible and identifiable assets acquired. The financial statements of Omni have been consolidated for the first time in 2007. The consolidated statement of operations for the year 2007 includes the results of the operations of Omni for the period from the acquisition date to December 31, 2007.

The following table summarizes the fair value of the assets acquired and liabilities assumed with reference to the acquisition of Omni as of the acquisition date:

U.S. dollars in thousands
Current assets	$1,976
Property and equipment	239
Identifiable Intangible assets	1,577
Goodwill	3,339
Current liabilities	(1,159)
$5,972

Hereafter are certain unaudited pro forma combined statements of income data for the year ended December 31, 2007, as if the acquisition of Omni occurred on January 1, 2007, after giving effect to the purchase accounting adjustments, including amortization of identifiable intangible assets. The pro forma financial information is not necessarily indicative of the combined results that would have been attained had the acquisition taken place at the beginning of 2007, nor is it necessarily indicative of future results.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - ACQUISITIONS (continued):

Year ended December 31, 2007
U.S. dollars in thousands (except per share data)
(Unaudited)
Revenues	$22,513
Net income (loss)	(11,914)
Net income (loss) per share – basic and diluted	(0.55)
* See also note 4.

NOTE 3 - PROPERTY AND EQUIPMENT:

a.	Composition of assets, grouped by major classification, is as follows:

	December 31
	2009	2008
	U.S. dollars in thousands

Computers and electronic equipment	$3,684	$3,832
Land	263	263
Office furniture and equipment	433	490
Vehicles	556	723
Leasehold improvements	7	8
	4,943	5,316
Less - accumulated depreciation and amortization	3,900	4,029
	$1,043	$1,287

b.	Depreciation and amortization expenses totaled $ 440 thousand, $ 541 thousand and $ 474 thousand in the years ended December 31, 2009, 2008 and 2007, respectively.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 - GOODWILL:

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. The carrying value of goodwill was allocated to MIND’s reporting units pursuant to ASC 350 (formerly SFAS No. 142).

ASC 350 requires that companies not amortize goodwill, but instead test for impairment at least annually using a two-step approach. The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.
Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit. Under the income approach, the Company determined fair value based on estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn.
Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future market conditions, among others. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment. The second step involves determining the implied value of goodwill for the reporting unit. Any excess carrying amount of goodwill over the fair value determined in the second step will be recorded as a goodwill impairment loss.

During the third quarter of 2008, the Company performed an annual impairment test. The first step for goodwill impairment testing compares the fair value of the reporting unit to its carrying value including goodwill. If the fair value is greater than the carrying value, no further analysis is necessary and no impairment exists. If the fair value is less than the carrying value, a second step is required to determine the amount of potential goodwill impairment. Based on the results of the first step, the Company performed the second step and determined that goodwill related to the acquisition of Omni was impaired. Accordingly, the Company recorded an impairment charged to its goodwill of $1,347 thousand.

As a result of the fierce deterioration in the global economic outlook during the fourth quarter of 2008, the corresponding updates in the Company's reporting units forecasts, and the reduction in the Company’s shares market price, the Company determined that there was a triggering event for re-evaluating the fair value of the goodwill. As a result, during the fourth quarter of 2008, the Company performed impairment tests and recorded an impairment charge of $2,151 thousand, out of which $1,398 thousand relate to Sentori’s acquisition, and $753 thousand relate to Omni’s acquisition.

Composition of goodwill and the changes during 2009 and 2008 are as follows:
	Year ended December 31
	2009	2008
	U.S. dollars in thousands
Balance at beginning of year	$5,965	$10,224
Impairment recognized during the year		(3,498)
Utilization of pre-acquisition carryforward tax losses during the year		(138)
Translation adjustments	64	(623)
Balance at end of year	$6,029	$5,965

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 - INTANGIBLE ASSETS:

Composed as follows:

	December 31, 2009		December 31, 2008		December 31
	Gross carrying	Accumulated	Gross carrying	Accumulated	2009	2008
	amount	amortization	amount	amortization	Depreciated balance
	U.S. dollars in thousands

Customer relationship	$1,058	$882	$1,018	$685	$176	$333
Technology	2,543	2,064	2,509	1,925	479	584
	$3,601	$2,946	$3,527	$2,610	$655	$917

Amortization expenses totaled $ 338 thousand, $ 732 thousand and $ 476 thousand in the years ended December 31, 2009, 2008 and 2007, respectively.
The expenses recorded in 2008 include an impairment charged to Customer Relationship related to the acquisition of Omni in the amount of approximately $185 thousand.

Estimated amortization expense for the following years, subsequent to December 31, 2009:

U.S. dollars in thousands
Year ended December 31:
2010	290
2011	208
2012	157
$655

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - EMPLOYEE RIGHTS UPON RETIREMENT:

a.
Israeli law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The severance pay liability of the Company to its Israeli employees, based upon the number of years of service and the latest monthly salary, is partly covered by regular deposits with severance pay funds and pension funds, and by purchase of insurance policies; under labor agreements, the deposits with recognized pension funds and the insurance policies, as above, are in the employees' names and are, subject to certain limitations, the property of the employees.

The amounts accrued and the portion funded with severance pay funds and by the insurance policies are reflected in the financial statements as follows:

	December 31
	2009	2008
	U.S. dollars in thousands

Accrued severance pay	$1,472	$1,298
Less - amounts funded (presented in
“other non current assets”)	(1,208)	(657)
Unfunded balance	$264	$641

The amounts of accrued severance pay as above cover the Company’s severance pay liability in accordance with labor agreements in force and based on salary components which, in management’s opinion, create entitlement to severance pay. The Company records the obligation as if it was payable at each balance sheet date on an undiscounted basis.

Withdrawals from the funds are generally made for the purpose of paying severance pay.

b.	The severance pay expenses were $89 thousand, $317 thousand and $243 thousand in the years ended December 31, 2009, 2008 and 2007, respectively.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Commitments

The Company and its subsidiaries entered into premises lease agreements that will expire between 2010 and 2012.

Future minimum lease commitments of the Company and its subsidiaries under the above leases, at exchange rates in effect on December 31, 2009, are as follows:

U.S. dollars in thousands
Years ending December 31:
2010	$441
2011	334
2012	169
$944

Rental expense totaled $861 thousand, $1,152 thousand, and $803 thousand in the years ended December 31, 2009, 2008 and 2007, respectively.

b.	Contingent liabilities:

1)
On August 13, 2009, a class action securities lawsuit has been filed against MIND, the Company’s Chairperson and CEO and two former officers in the U.S. District Court for the Southern District of New York. Pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, the plaintiffs have asserted claims for damages in an unspecified amount for, among other things, alleged misleading statements relating primarily to the Company's investment in auction rate securities, on behalf of public investors who purchased shares of MIND C.T.I. Ltd. (the “Company”) in the period from June 8, 2006 through February 27, 2008. MIND has reviewed the allegations contained in the complaint and believes that they are without merit. The Company filed a motion to dismiss the complaint on January 29, 2010. The Company intends to contest the case vigorously.

2)
The Company has provided bank guarantees relating to future performance on certain contracts. As of December 31, 2009, contingent liabilities on outstanding bank guarantees aggregated to an amount of approximately $375 thousand. These amounts are secured by bank deposits.

3)
On November 4, 2007 a claim was filed by the Manufacturers Association of Israel against the Company in respect of amounts allegedly due to the association for membership fees. A provision has been made for possible losses on the claim that, in the opinion of the Company and its management, is reasonable, based on their experience and their legal counsel’s opinion. On April 21, 2010, the claim was settled for an amount of approximately $25 thousand.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS’ EQUITY:

a.	Share capital:

The Company’s ordinary shares are traded in the United States on the NASDAQ National Market, under the symbol MNDO. The Company’s shares were also listed on the Tel-Aviv Stock Exchange until February 7, 2010.

b.	Treasury shares:

In September 2008, the Company’s Board of Directors authorized a plan for the repurchase of up to 2,100,000 of the Company’s ordinary shares in the open market, in an amount in cash of up to $2.8 million. As of December 31, 2008, the Company had repurchased 2,100,000 ordinary shares under the program at a total purchase price of approximately $1.6 million, after getting an approval by an Israeli court in accordance to the Israeli Companies Law. In February 2009, the Company’s Board of Directors authorized additional repurchase transactions of the Company’s shares in the total amount of $1.2 million pursuant to the 2008 repurchase plan. As of December 31, 2009, the Company has purchased an aggregate amount of 3,165,092 ordinary shares at a total purchase price of $2.8 million. In November, 2009 the Company’s Board of Directors authorized a new plan for the repurchase of the Company’s ordinary shares in the open market, in an amount in cash of up to $1.8 million and in February 2010 this repurchase was approved by an Israeli court in accordance to the Israel Companies Law. As of December 31, 2009, no repurchases have been made under this new plan.

c.	Dividend:

During 2009, the Company paid dividend to its shareholders in the amount of approximately $14.8 million. Since the Company at that time had insufficient statutory retained earnings, the distribution was done by way of reduction of additional paid-in capital, after due approval by an Israeli court order, in accordance to the Israeli Companies Law.
During 2008, the Company paid dividend to its shareholders in the amount of approximately $4.3 million. Since the Company at that time had insufficient statutory retained earnings, the distribution was done by way of reduction of additional paid-in capital, after due approval by an Israeli court order, in accordance to the Israeli Companies Law.

In the event cash dividends are declared by the Company, such dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend paid in Israeli currency in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion. See also note 9a.
The Company paid dividends to its shareholders in the amounts of $14.8 million, $4.3 million and $4.3 million during 2009, 2008 and 2007, respectively.
Dividends paid per share in the years ended December 31, 2009, 2008 and 2007 were $0.80, $0.20 and $0.20, respectively.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS’ EQUITY (continued):

d.	Stock option plans:

1)
In December 1998, the Board of Directors approved an employee stock option plan, which was amended in 2000 and in 2003 (the “1998 Plan”). During 2004, the Board of Directors approved an employee stock option plan (the “2000 Plan”). Under the 1998 Plan (as amended in 2000 and in 2003) and the 2000 plan, options for up to 4,306,000 ordinary shares of NIS 0.01 par value are to be granted to employees of the Company and its subsidiaries.

Each option can be exercised to purchase one ordinary share of NIS 0.01 par value of the Company. Immediately upon issuance, the ordinary shares issuable upon the exercise of the options will confer on holders the same rights as the other ordinary shares.

The Board of Directors determines the exercise price and the vesting period of the options granted. The options vest over three to five years. Options not exercised will expire approximately 5-7 years after they are granted.

The compensation costs charged against income for all of the Company's equity remuneration plans during 2009, 2008 and 2007 were approximately $143 thousand, $181 thousand and $269 thousand, respectively without any reduction in income taxes.

As a result of a change made to Section 102 of the Israeli Income Tax Ordinance as part of the Israeli tax reform of 2003, and pursuant to an election made by the Company thereunder, employees will be subject to a lower tax rate on capital gains accruing to them in respect of Section 102 awards made after December 31, 2002.  However, the Company will not be allowed to claim as an expense for tax purposes the amounts credited to such employees as a benefit when the related capital gains tax is payable by them, as it had previously been entitled to do under Section 102.

The following is a summary of the status of the 1998 Plan and 2000 plan as of December 31, 2009, 2008 and 2007, and changes during the years ended on those dates:
	Years ended December 31
	2009		2008		2007
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price

Options outstanding at beginning of year	959,840	$2.73	959,010	$3.39	1,230,101	$3.41
Changes during year:
Granted(a)	93,000	$1.04	268,000	$1.00	96,000	$2.77
Exercised					(46,991)	$2.01
Forfeited	(34,500)	$1.25	(118,700)	$3.17	(228,500)	$3.26
Expired	(129,940)	$2.91	(148,470)	$3.54	(91,600)	$3.95
Options outstanding at end of year	888,400	$2.58	959,840	$2.73	959,010	$3.39
Options exercisable at end of year	500,300	$3.57	554,140	$3.49	540,910	$3.52
Weighted average grant date fair value of options granted during the year (b)		$0.26		$0.30		$0.94

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - SHAREHOLDERS’ EQUITY (continued):

(a)	In 2009, 2008 and 2007, the options were granted with an exercise price equal to the market price of the Company’s stock at date of three trade days from the grant approval.

(b)	The fair value of each stock option granted is computed on the date of grant according to the Black-Scholes option-pricing model with the following assumptions:

	Years ended December 31
	2009	2008	2007

Dividend yield	5%	6%	4%
Expected volatility*	47%	41%	47%
Average risk-free interest rate	1.9%	3.4%	4.6%
Expected average term – in years	3.75	3.75	3.75

*	Volatility is based on historical volatility of the Company's share price for periods matching the expected term of the option until exercise.

As of December 31, 2009 there were approximately $102 thousand of total unrecognized compensation costs, net of expected forfeitures, related to nonvested share-based compensation awards granted under the stock option plan. The costs are expected to be recognized over a weighted average period of 1.91 years.

The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 were approximately $0 thousand, $0 thousand and $40 thousand, respectively. As of December 31, 2009, the aggregate intrinsic value of the outstanding and exercisable options is $0.

2)	The following table summarizes information about options outstanding and exercisable as of December 31, 2009:

Options outstanding				Options exercisable
		Weighted			Weighted
	Number	average	Weighted	Number	average	Weighted
Range of	outstanding at	remaining	average	exercisable at	remaining	Average
exercise	December 31,	contractual	exercise	December 31,	contractual	Exercise
prices	2009	life	price	2009	life	Price
		Years			Years

$ 1.00 – 1.04	331,000	3.85	$1.01
$ 2.77 – 2.87	146,000	2.61	$2.82	122,000	2.66	$2.83
$ 3.24 – 3.84	311,400	2.17	$3.58	278,300	2.06	$3.62
$ 4.24 – 4.48	92,000	1.60	$4.29	92,000	1.60	$4.29
$ 5.08	8,000	2.18	$5.08	8,000	2.18	$5.08
	888,400	2.81	$2.58	500,300	2.12	$3.57

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - TAXES ON INCOME:

a.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959

Substantially all of the Company’s production facilities have been granted “approved enterprise” status under the above law (including Amendment No. 60 to the law that was published in April 2005). Income derived from the approved enterprise is tax exempt for a period of ten years commencing in the first year in which the Company earns taxable income from the approved enterprise (provided the maximum period to which it is restricted by law has not elapsed), since the Company has elected the “alternative benefits” scheme (involving waiver of investment grants).

The Company has two approved enterprises.  The period of tax benefits of the first approved enterprise, which commenced operations in 1995, expired at the end of 2004. The period of tax benefits in respect of the second approved enterprise entitled to the said benefits commenced in
2000 and expired at the end of 2009. Commencing 2005, the income derived from the first approved enterprise, according to the computation of the increase in the turnover, is subject to regular tax rates, see c. below. The Company is in the process of applying to a third approved enterprise.

According to the above law, in the event of distribution of cash dividends from income that was tax exempt as above, the Company would have to pay the 25% tax in respect of the amount distributed.
Due to the accumulated tax losses of the Company and as a result that the Company does not have approved enterprise taxable income, the Company expects that no additional tax liability will be incurred by the Company as a result of dividend distribution from the balance of undistributed income.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the certificate of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - TAXES ON INCOME (continued):

b.	Tax benefits under the Law for the Encouragement of Industry (Taxes), 1969

The Company is an “industrial company”, as defined by this law. As such, the Company is entitled to claim depreciation at increased rates for equipment used in industrial activity, as stipulated by regulations published under the inflationary adjustments law.

c.	Other applicable tax rates:

1)	Income from other sources in Israel

The income of the Company (other than income from ”approved enterprises”, see c. below) is taxed at the regular rate. In July 2004 and August 2005, amendments to the Income Tax Ordinance were enacted to effect a gradual reduction in the corporate tax rate from 36% to 25% in the following manner:  2005 – 34%, 2006 – 31%, 2007 – 29%, 2008 – 27%, 2009 – 26% and for 2010 and thereafter – 25%.

2)	Income of non-Israeli subsidiaries

Non-Israeli subsidiaries are taxed according to tax laws in their countries of residence.

d.	Deferred income taxes:

	December 31
	2009	2008
	U.S. dollars in thousands
1) Provided in respect of the following:
Research and development expenses	$486	$35
Allowance for doubtful accounts	76	9
Other	7	*
Carryforward tax losses	6,635	4,864
Impairment of auction rate securities		4,840
Intangible assets	(143)	(216)
Other	48	10
Less- valuation allowance	(7,109)	(9,429)
	$-	$113
* Represents an amount less then $ 1,000.

2)
As of December 31, 2009, the Company had accumulated tax losses amounting to approximately $3 million . These losses are denominated in NIS and are available indefinitely to offset future taxable business income. Carryforward tax losses of the subsidiaries of the Company as of December 31, 2009 amounted to approximately $19 million.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - TAXES ON INCOME (continued):

e.	Taxes on income included in the statements of operations:

1)	As follows:

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands

Current:
In Israel	$17	$17	$36
Outside Israel	67	80	54
	84	97	90
Deferred in Israel	113	110	78
Deferred outside Israel*		138
For previous years		180	(60)
	$197	$525	$108

* Utilization of pre-acquisition carryforward tax losses in Sentori during the year.

2)	Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in Israel (see c. above), and the actual tax expense:

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands

Income (loss) before taxes on income, as reported in the statements of operations*	$19,984	$(5,898)	$(11,847)
Theoretical tax expense (benefit)	5,196	(1,593)	(3,436)
Less - tax benefits arising from approved enterprise status, see a. above	5,086	1,500	3,157
	110	(93)	(279)
Increase (decrease) in taxes resulting from permanent differences:
Non-Israeli tax withholding which can not be offset against Israeli income tax		17	37
Disallowable deductions	191	125	14
Differences between the basis of measurement of income reported for tax purposes, and the basis of measurement of income for financial reporting purposes	92	(22)	(40)
Taxes in respect of previous years		180	(60)
Changes in valuation allowance	(2,320)	937	4,085
Changes in taxes resulting from computation of deferred taxes at a rate which is different from the theoretical rate and other	2,124	(619)	(3,649)
Taxes on income for the reported year	$197	$525	$108
* As follows:
Taxable in Israel	$22,115	$(4,404)	$(11,238)
Taxable outside Israel	(2,131)	(1,494)	(609)
	$19,984	$(5,898)	$(11,847)

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - TAXES ON INCOME (continued):

f.	Tax assessments

The Company has received final assessments from the tax authorities, through the year ended December 31, 2005. The subsidiaries, except Omni, have not been assessed since incorporation. Omni has received final tax assessments through tax year 2006.

NOTE 10 - SUPPLEMENTARY BALANCE SHEET INFORMATION:

a.	Cash and cash equivalents

The balance as of December 31, 2009 and 2008 includes $ 11.5 million and $ 4.6 million, respectively, of highly liquid bank deposits. The deposits are denominated in dollars and, as of December 31, 2009, bear weighted average annual interest of 0.48%.

b.	Accounts receivable:

	December 31
	2009	2008
	U.S. dollars in thousands
1) Trade:
Open accounts	$1,910	$4,312
Less - allowance for doubtful accounts *	(664)	(850)
	$1,246	$3,462

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands
* The changes in allowance for doubtful accounts are composed as follows:
Balance at beginning of year	$850	$751	$780
Increase during the year	251	276	66
Bad debt written off	(437)	(177)	(95)
Balance at end of year	$664	$850	$751

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - SUPPLEMENTARY BALANCE SHEET INFORMATION (continued)

	December 31
	2009	2008
	U.S. dollars in thousands
2) Other:
Government of Israel	92	80
Employees	18	48
Interest accrued on long-term investment		64
Sundry	91	83
	$201	$275

c.	Long-term investment:

The Company holds an investment of $20.3 million par value in auction rate security called "Mantoloking CDO 2006-1A, Class A-2" (hereafter - the "Security") which is secured by collateralized debt.

The Company accounts for its available-for-sale securities in accordance with ASC 320, "Investments - Debt and Equity Securities" (formerly SFAS No. 115). As of December 31, 2009, the Company’s investment in the Security is reported at fair value under Level 3 of fair value hierarchy provisions of ASC 820, "Fair Value Measurements and Disclosures" (formerly SFAS No. 157). Due to the lack of availability of observable market quotes on the Company’s investment of auction rate securities, the fair value was estimated by an independent appraiser. As of December 31, 2009 the value of the Company’s investment in the Security was determined to be de minimis. See also note 11(e) regarding auction rate securitiy settlement.

The following tables summarize the activity for investment in auction rate securities where fair value measurements are estimated utilizing Level 3 inputs:

Year ended on December 31, 2009	Fair Value Measurements using Significant Unobservable Inputs (Level 3)- U.S. dollars in thousands
Beginning balance	$941
Unrealized losses included in Statements of Operations	(941)
Ending balance	$-

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - SUPPLEMENTARY BALANCE SHEET INFORMATION (continued):

d.	Accounts payable and accruals - other:

	December 31
	2009	2008
	U.S. dollars in thousands

Payroll and related expenses	$568	$816
Government institutions	237	104
Accrued vacation pay	181	176
Accrued expenses and sundry	595	624
	$1,581	$1,720

e.	Fair value of financial instruments

The fair value of the financial instruments included in the working capital of the Company and its subsidiaries is usually identical or close to their carrying value.

As to the fair value of the investment in auction rate securities, see note 10(c).

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - SELECTED STATEMENT OF OPERATIONS DATA:

a.	Revenues:

1)
The Company's revenues derive from sale of software products in one operating segment. The Company has two product lines: (i) product line “A” - billing and customer care solutions for service providers; and (ii) product line “B” - call accounting and call management solutions for enterprises. Revenues from Sentori and Omni product lines are included in product line “A”.

Following are data regarding revenues classified by product lines:

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands

Product line “A”	$15,040	$16,251	$15,386
Product line “B”	2,534	3,222	3,061
	$17,574	$19,473	$18,447

2)	Following are data regarding geographical revenues classified by geographical location of the customers:
	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands

United States	$7,461	$7,754	$7,305
United Kingdom	2,472	2,715	788
Italy	1,860	1,836	1,638
Rest of Europe	3,987	5,310	5,549
Israel	823	961	1,284
Other	971	897	1,883
	$17,574	$19,473	$18,447

Property and equipment – by geographical location:
	December 31
	2009	2008
	U.S. dollars in thousands
Israel	$588	$712
Romania	378	319
United Kingdom	69	143
United States	8	113
	$1,043	$1,287

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - SELECTED STATEMENT OF OPERATIONS DATA (continued):

3)	Revenues from single customer in the year ended December 31, 2009, totaled approximately $1.86 million (11% of total revenues).

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands
b. Research and development expenses:
Payroll and related expenses	$3,391	$4,437	$4,419
Depreciation and amortization	187	241	237
Other	870	1,485	1,058
	$4,448	$6,163	$5,714
c. Selling and marketing expenses:
Payroll and related expenses	$1,593	$2,365	$2,881
Depreciation and amortization	218	282	240
Travel and conventions	111	268	293
Commissions	17	15	90
Other	281	390	342
	$2,220	$3,320	$3,846
d. General and administrative expenses:
Payroll and related expenses	$1,171	$1,406	$1,112
Depreciation and amortization	83	67	55
Professional services	764	485	289
Attorney’s fees reimbursement	(420)
Allowance for doubtful accounts and bad debts	324	250	34
Other	402	267	355
	$2,324	$2,475	$1,845

e.	Auction rate Security Settlement

In September 2009, the company recognized an income of $18.5 million due to the settlement of a claim the company filed in an arbitration proceeding against an investment firm that purchased Auction Rate Security (“the Security”) for the company’s account. The Company was also reimbursed by the investment firm for $0.4 million of the Company’s legal costs. The reimbursement was recorded as a reduction of General and Administrative expenses (see d. above). As of December 31, 2009, the Company had recognized losses in the aggregated amount of $20.3 million related to the investment in the Security.

MIND C.T.I. LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - SELECTED STATEMENT OF OPERATIONS DATA (continued):

	Years ended December 31
	2009	2008	2007
	U.S. dollars in thousands
f. Other financial income (expenses) - net:
Income:
Interest on bank deposits and short-term investments	$86	$213	$46
Interest on long-term securities	158	707	1,149
Interest on marketable debentures			650
Non-dollar currency gains - net	53		263
	297	920	2,108
Expenses:
Non-dollar currency losses – net		(288)
Bank commissions and other	(41)	(64)	(26)
	(41)	(352)	(26)
	$256	$568	$2,082

g.	Earnings per ordinary share (“EPS”)

Following are data relating to the weighted average number of shares for the purpose of computing EPS:

	Years ended December 31
	2009	2008	2007
	(In thousands)
Weighted average number of shares issued and outstanding - used in computation of basic EPS	19,012	21,473	21,586
Add - incremental shares from assumed exercise of options
Weighted average number of shares used in computation of diluted EPS	19,012	21,473	21,586

In the years ended December 31, 2009, 2008 and 2007, options that their effect was anti-dilutive, were not taken into account in computing the diluted earning per share.

The number of options that could potentially dilute EPS in the future and were not included in the computing of diluted EPS is 888,400 options for 2009, 959,840 options for 2008 and 959,010 options for 2007.